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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM T-3/A

                                (AMENDMENT NO.4)

                FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
                      UNDER THE TRUST INDENTURE ACT OF 1939

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                               (Name of applicant)

                       430 Olds Station Road, Third Floor
                               Wenatchee, WA 98801
                           (509) 667-9600 (telephone)
                           (509) 667-9696 (facsimile)
                    (Address of principal executive offices)

                                   ----------

           SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED


          Title of Class                                    Amount
-----------------------------------           ----------------------------------
10% Senior Subordinated Pay-In-Kind           Initial aggregate principal amount
          Notes Due 2007                        of $15,000,000 (increasing for
                                                    interest paid in kind)

Approximate date of proposed public offering: As soon as practicable after this application for qualification becomes effective.

                     Name and address of agent for service:
                                Donald A. Wright
                       430 Olds Station Road, Third Floor
                               Wenatchee, WA 98801
                           (509) 667-9600 (telephone)
                           (509) 667-9696 (facsimile)

                                    Copy to:

                            Kenneth J. Baronsky, Esq.
                       Milbank, Tweed, Hadley & McCloy LLP
                       601 S. Figueroa Street, 30th Floor
                              Los Angeles, CA 90017
                           (213) 892-4000 (telephone)
                           (213) 629-5063 (facsimile)

                                   ----------

     The Applicant hereby amends this Application for Qualification such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

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Explanatory Note.

     This amendment No.4 to Form T-3 is being amended solely to file a new Form T-1 to amend and restate all prior Form T-1's previously filed as an exhibit hereto. See the exhibit index on page 3 hereof.




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        CONTENTS OF APPLICATION FOR QUALIFICATIONS. This application for qualification comprises:

        (a)     Pages 1-14, consecutively, plus exhibits.

        (b) The statement of eligibility and qualification on Form T-1 of U.S. Bank National Association, as Trustee under the Indenture.*

        (c) The following exhibits in addition to those filed as part of the statement of eligibility and qualification of such Trustee:

                Exhibit T3A - Articles of Incorporation of the Company, as
                              amended.1

                Exhibit T3B - Bylaws of the Company.2

                Exhibit T3C - Form of Indenture.3

                Exhibit T3D - Not applicable

                Exhibit T3E - Not applicable.

                Exhibit T3F - Cross-reference Sheet (showing the location of the provisions contained in the Indenture filed herewith as Exhibit T3C in respect of Sections 310 through 318(a), inclusive, of the Trust Indenture
                              Act).3

        (d)     Annex I - List of Subsidiary Guarantors.4






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1 Incorporated by reference to the Company's Current Report on Form 8-K filed on
  December 12, 1996.
2 Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ending August 31, 2000.
3 Incorporated by reference to Form T-3/A (Amendment No. 3) filed by the Company with the Commission on March 12, 2002.
4 Incorporated by reference to Form T-3 (initial filing) filed by the Company with the Commission on February 7, 2002.
* Filed herewith.

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                                    SIGNATURE

        Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Pacific Aerospace & Electronics, Inc., a corporation organized and existing under the laws of the State of Washington, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Wenatchee, State of Washington, on the 15th day of March, 2002.



                                  PACIFIC AEROSPACE & ELECTRONICS, INC.



                                  By:       /s/ Donald A. Wright
                                      ------------------------------------------
                                  Name:   Donald A. Wright
                                  Title:  President and Chief Executive Officer



By:      /s/ Charles A. Miracle
   --------------------------------------------------
Name:    Charles A. Miracle
Title:   Vice President Finance and Chief Financial Officer

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